UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2018

JAKKS PACIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28104	95-4527222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2951 28th Street, Santa Monica, California	90405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (424) 268-9444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ⃞

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ⃞

Item 8.01. Other Events.

As previously disclosed, on January 25, 2018 the Company received a letter (the “Letter”) from Hong Kong Meisheng Cultural Company Limited, a wholly owned subsidiary of Meisheng Cultural and Creative Corp., Ltd. (“Meisheng”), expressing Meisheng’s interest in acquiring additional shares of the Company’s common stock for $2.95 per share for the purpose of increasing its shareholding and voting rights to 51.0% (the “Expression of Interest”). Meisheng currently owns approximately 18% of the Company’s issued and outstanding common stock. A copy of the Letter was filed as an exhibit to the Company’s Current Report on Form 8-K filed on January 26, 2018.

On March 26, 2018, the Company issued a press release announcing an update on the review and evaluation of the Expression of Interest by the special committee of independent directors (the “Special Committee”). The Company announced that the Special Committee has engaged and is actively working with Bank of America Merrill Lynch, its outside financial advisor, and Skadden, Arps, Slate, Meagher & Flom, LLP, its outside legal advisor.  The Special Committee consists of Rex H. Poulsen, Michael S. Sitrick and Michael J. Gross.

In addition to its review and evaluation of the Expression of Interest, the Special Committee has been authorized to negotiate with Meishing on behalf of the Company,  consider other potential strategic alternatives, and solicit and consider alternative transactions.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

No assurances can be given that an agreement will result from the Expression of Interest on terms satisfactory to the Special Committee or the Board of Directors, or that any other transaction will be approved.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
Exhibit	Description

99.1	Press Release dated March 26, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAKKS PACIFIC, INC.

Dated:	March 26, 2018
		By:	/s/ STEPHEN G. BERMAN
Stephen G. Berman, CEO

Exhibit Index

99.1	Press Release dated March 26, 2018